Exhibit 99.1

News Release

The Boeing Company 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Second-Quarter Results including Previously-Disclosed Charges; Raises 2007 Guidance on Strong Commercial Airplanes Performance

•	Revenue grew 2 percent to $15.0 billion, 7 percent year to date

•	Net loss of $160 million, or $0.21 per share, includes previously-disclosed charges totaling $1.15 per share

•	Generated $2.4 billion of operating cash flow

•	Backlog climbed to a record $220 billion

•	2007 EPS and revenue guidance increased

Table 1. Summary Financial Results

	2nd Quarter					Six Months
(Millions, except per share data)	2006		2005	Change		2006	2005	Change
Revenues		$14,986	$14,684	2%		$29,250	$27,365	7%
Earnings (Loss) From Operations‡	$	(48)	$818	N.M.		$911	$1,505	(39)%
Operating Margin‡		-0.3%	5.6%	(5.9)	Pts	3.1%	5.5%	(2.4)	Pts
Reported Net Income (Loss)‡		$(160)	$566	N.M.		$532	$1,101	(52)%
Reported Earnings (Loss) per Share‡		$(0.21)	$0.70	N.M.		$0.69	$1.36	(49)%
Operating Cash Flow (after pension contributions)		$2,443	$2,686	(9)%		$4,498	$4,091	10%

‡	Includes previously-disclosed Global Settlement charge of $0.75 per share and AEW&C charge of $0.40 per share in second quarter of 2006.

CHICAGO, July 26, 2006 – The Boeing Company [NYSE: BA] today reported a second-quarter net loss of $160 million, or $0.21 per share, which includes $1.15 per share of previously-disclosed charges for a legal settlement and an international airborne surveillance program. The company also increased its 2007 earnings per share and revenue guidance to reflect the continuing strength of its commercial airplanes business.

Revenue for the second quarter rose 2 percent to $15.0 billion. In the year-ago quarter Boeing posted net earnings of $566 million, or $0.70 per share, on revenues of $14.7 billion. The year-ago revenue total included a $0.4 billion benefit from a customer’s buyout of several operating leases.

The charges disclosed on June 29 included $615 million for the global settlement with the U.S. Department of Justice, which yielded a net charge of $571 million after reserves, or $0.75 per share. Boeing will not claim a tax deduction for this payment. The company also disclosed it would record a charge for a reach-forward loss provision on an international Airborne Early Warning & Control (AEW&C) program; the charge recognized in the quarter was $496 million or $0.40 per share.

Because of the charges, which were partially offset by improvements in the commercial airplanes business and by lower pension expense, Boeing reduced its 2006 earnings per share guidance (provided on a GAAP basis) to between $2.40 and $2.55. Based on the strength of the commercial airplane business and companywide productivity improvements, the company’s 2007 earnings per share guidance was raised 15 cents per share to between $4.25 and $4.45 per share and its revenue guidance was increased $1 billion to between $64.5 billion and $65.5 billion. Additional details on financial guidance are provided below.

“Boeing’s outlook is strengthening due to sustained demand for our commercial airplanes, our steady but modestly growing defense business, and our companywide focus on growth and productivity,” said Boeing Chairman, President and Chief Executive Officer Jim McNerney. “This quarter’s charges overshadowed solid fundamentals that reflect our commitment to providing exceptional value for all our stakeholders.”

Operating cash flow remains very strong, totaling $2.4 billion in the second quarter. Free cash flow* was $2.1 billion after an investment of $0.3 billion in property, plant & equipment during the quarter (Table 2). For the first six months of 2006, operating cash flow increased 10 percent to $4.5 billion. Free cash flow* increased to $3.8 billion, 14 percent higher than last year due to strong operating and working capital performance.

Table 2. Cash Flow

	2nd Quarter		Six Months
(Millions)	2006	2005	2006	2005

Operating Cash Flow [1]	$2,443	$2,686	$4,498	$4,091
Less Additions to Property, Plant & Equipment	$(333)	$(480)	$(745)	$(787)

Free Cash Flow*	$2,110	$2,206	$3,753	$3,304

[1]	There were no pension contributions in the second quarter of 2006 or 2005. Includes six-months pension contributions of $0.5 billion in each of 2006 and 2005.
*	Non-GAAP measure. A complete definition and reconciliation of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 10 “Non-GAAP Measure Disclosure.”

Boeing’s backlog at quarter-end grew to a record $220 billion, up 3 percent from the end of the first quarter and 7 percent for the first six months of 2006. That growth primarily reflects strong demand for Boeing’s commercial airplane products.

Boeing’s cash and investments in marketable securities totaled $10.6 billion at the end of the second quarter, up from $9.8 billion at the end of the first quarter and $8.4 billion at year-end 2005 (Table 3). This cash position reflects strong operating cash flow partially offset by share repurchases and planned investment increases in Boeing’s core businesses. The company repurchased 6.3 million shares for $525 million during the quarter and 11.8 million shares for $929 million during the first six months of the year, leaving 12.6 million shares available under the existing repurchase authorization. The company made no contributions to its pension plans during the quarter; contributions for the first half of 2006 totaled $500 million.

Total consolidated debt was reduced by over $500 million during the quarter as Boeing Capital repaid maturing debt with available cash. The Boeing Company debt increased slightly to $4.3 billion due to consolidation of an equity investment with $56 million of debt.

Table 3. Cash, Marketable Securities and Debt Balances
	Quarter-End
(Billions)	2Q06	1Q06
Cash	$7.6	$6.8
Marketable Securities[1]	$3.0	$3.0

Total	$10.6	$9.8

Debt Balances:
The Boeing Company	$4.3	$4.2
Boeing Capital Corporation	$5.6	$6.2
Non-Recourse Customer Financing	$0.6	$0.6

Total Consolidated Debt	$10.5	$11.0

[1]	Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as “short-term investments” and “investments.”

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes (BCA) second-quarter revenues increased 10 percent to $7.1 billion. Airplane deliveries rose 14 percent to 97, as BCA has successfully increased production rates to support the 395 deliveries forecast for the full year (Table 4). Operating earnings grew 51 percent and margins expanded to 10.1 percent, reflecting higher deliveries and continued productivity improvements.

For the first half of the year, BCA revenues rose 26 percent to $14.2 billion on a 26 percent increase in deliveries. Operating earnings grew 65 percent to $1.4 billion and margins expanded to 10.0 percent.

Contractual backlog rose to a record $142 billion, as BCA booked 311 gross orders during the quarter and 487 for the first half of 2006 on strong customer demand.

The 787 Dreamliner program continues preparing for the start of flight testing next year and has begun manufacturing and major assembly. While on track to meet performance commitments and entry into service, the company is making additional investments in R&D primarily to reduce risk on achieving goals relating to weight and schedule. From program launch to date, 25 customers have booked 364 firm orders for the new airplane.

Table 4. Commercial Airplanes Operating Results

	2nd Quarter		%		Six Months		%
(Millions, except deliveries & margin percent)	2006	2005	Change		2006	2005	Change
Commercial Airplanes Deliveries	97	85	14%		195	155	26%

Revenues	$7,113	$6,448	10%		$14,166	$11,208	26%
Earnings from Operations	$719	$475	51%		$1,422	$863	65%

Operating Margins	10.1%	7.4%	2.7	Pts	10.0%	7.7%	2.3	Pts

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) revenues were steady in the quarter at $7.8 billion (Table 5). Operating margins were 4.0 percent, a decrease from 10.5 percent primarily driven by the previously announced AEW&C program charge totaling $496 million. Without that charge, adjusted IDS operating margins* for the quarter would have been 10.4 percent.

For the first half of the year, IDS revenues were $15.0 billion and operating margins decreased to 7.5 percent from 10.8 percent in 2005 due to the AEW&C charge. Without the charge, adjusted IDS operating margins* would have been 10.8 percent.

In Precision Engagement & Mobility Systems, IDS remains focused on system development and deliveries. Revenues were $3.4 billion for the quarter as higher volume on the P-8A program was offset by timing of deliveries of C-17s and F-15s and lower milestone completions on AEW&C. The operating loss of $5 million was driven by the AEW&C charge for cost growth due to technical and flight test issues.

In Network & Space Systems, IDS achieved significant milestones on several key programs and executed six successful launches. Second quarter revenues declined to $2.9 billion due to lower volume in Proprietary programs and the sale of

Rocketdyne, which was partially offset by increased activity in Future Combat Systems. Operating margins of 3.7 percent were driven by charges of $74 million on the Delta IV program due to a settlement on EELV launch capability services and mission manifest changes.

Table 5. Integrated Defense Systems Operating Results

	2nd Quarter		%		Six Months		%
(Millions, except margin percent)	2006	2005	Change		2006	2005	Change
Revenues
Precision Engagement & Mobility Systems	$3,411	$3,511	(3)%		$6,558	$6,725	(2)%
Network & Space Systems	$2,947	$3,110	(5)%		$5,699	$6,332	(10)%
Support Systems	$1,416	$1,183	20%		$2,703	$2,353	15%

Total IDS Revenues	$7,774	$7,804	(0)%		$14,960	$15,410	(3)%

Earnings (Loss) from Operations
Precision Engagement & Mobility Systems	$(5)	$443	N.M.		$470	$827	(43)%
Network & Space Systems	$109	$200	(46)%		$261	$496	(47)%
Support Systems	$205	$178	15%		$395	$348	14%

Total IDS Earnings from Operations	$309	$821	(62)%		$1,126	$1,671	(33)%

Operating Margins	4.0%	10.5%	(6.5)	Pts	7.5%	10.8%	(3.3)	Pts

Support Systems generated very strong profitability on its broad portfolio of services and logistics programs. Revenues climbed 20 percent to $1.4 billion while operating earnings grew 15 percent to $205 million. Higher volume in Maintenance, Modification & Upgrade programs and Integrated Logistics programs increased revenues, while contract mix affected operating margins.

IDS’s industry-leading backlog at quarter-end was $77.8 billion, down 3 percent from the end of the first quarter as IDS continued progress on large multi-year contracts. Contractual backlog at the end of the second quarter was $38.8 billion, and unobligated backlog was $39.0 billion.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) continued to support the operations of Boeing’s business units and reduce portfolio risk. Revenues for the second quarter declined 7 percent to $243 million, and pre-tax income declined to $62 million on lower portfolio size and favorable dispositions and restructurings that occurred in the same quarter of 2005 (Table 6).

BCC’s portfolio balance at the end of the second quarter was $8.5 billion, down from $9.0 billion at the end of the first quarter as normal portfolio run-off, asset sales and depreciation more than offset new business volume. BCC contributed $182 million in cash dividends (including return of capital) to the company during the quarter and

$232 million for the first half of the year. BCC reduced its debt balance by $0.6 billion during the quarter and recorded leverage of 5.0-to-1, as measured by the ratio of debt-to-equity.

Table 6. Boeing Capital Corporation Operating Results

	2nd Quarter		%	Six Months		%
(Millions)	2006	2005	Change	2006	2005	Change
Revenues	$243	$261	(7)%	$480	$498	(4)%
Pre-Tax Income	$62	$120	(48)%	$132	$164	(20)%

Additional Information

The “Other” segment consists primarily of Boeing Technology and Connexion by Boeing®, as well as certain results related to the consolidation of all business units. For the second quarter, losses from operations improved to $90 million from $110 million last year.

Pre-tax (non-cash) pension expense for the quarter was $127 million, down $28 million or $0.02 per share from the same period of 2005. Share-based-plans expense was $250 million, unchanged from the same period of 2005. Deferred stock compensation expense was $38 million, or $0.03 per share, as Boeing’s stock price rose during the period.

As previously disclosed, the company is evaluating strategic alternatives related to Connexion by Boeing®.

Outlook

The company’s financial guidance for 2006 has been adjusted to reflect the previously-announced charges, partially offset by improvements in BCA’s outlook and lower pension expense. The company is forecasting continued growth during the remainder of 2006 and 2007 that reflects strong performance from its core businesses, higher commercial airplane deliveries, and companywide productivity gains (Table 7).

Boeing’s 2006 revenue guidance has been increased to between $60 billion and $60.5 billion. Revenue guidance for 2007 is raised $1 billion to between $64.5 billion and $65.5 billion due to higher BCA revenue from improved airplane mix and features. Earnings per share guidance (given on a GAAP basis) for 2006 is reduced to between $2.40 and $2.55 due to the charges and partially offsetting improvements in BCA outlook and pension expense. Boeing is raising its 2007 EPS guidance 15 cents per share to between $4.25 and $4.45 per share driven by higher BCA revenues and earnings.

The $615 million settlement amount paid to the US Government will reduce operating cash flow in 2006. However, Boeing is maintaining its operating cash flow guidance for 2006 as well as 2007 at greater than $5.5 billion each year.

Commercial Airplanes’ revenue guidance for 2006 is being raised to approximately $28.0 billion, with operating margins greater than 9 percent, while revenue for 2007 is now expected to be between $30.5 billion to $31.5 billion, with operating margins improving to greater than 10 percent. The 2006 commercial airplane delivery forecast remains at approximately 395 airplanes, 36 percent higher than in 2005, while deliveries in 2007 are expected to be between 440 and 445 airplanes. The 2006 forecast is sold out and the 2007 forecast is now more than 99% sold out.

IDS revenue guidance is being reaffirmed at approximately $31.5 billion, with operating margins reduced to approximately 9 percent for 2006 due to the AEW&C charge. For 2007, IDS expects 2 to 5 percent revenue growth and operating margins above 10.5 percent.

Precision Engagement & Mobility Systems expects revenues of approximately $14 billion and operating margins of approximately 10 percent in 2006 due to the AEW&C charge, with a moderate growth outlook for 2007 and operating margins increasing to the low double-digits. Network & Space Systems expects revenues of approximately $11.5 billion and margins of approximately 5.5 percent, with a moderate growth outlook for 2007 and operating margins in the high single digits. Support Systems expects revenue to be approximately $6 billion in 2006 with operating margins of about 14 percent, followed by moderate revenue growth in 2007 and operating margins continuing in the low double-digit range.

The current guidance doesn’t reflect the impact of the pending Aviall acquisition or the United Launch Alliance (ULA) transaction. Network & Space Systems revenue guidance for 2006 includes approximately $1 billion for business planned to be part of ULA. Upon completion of the ULA transaction, Boeing will use the equity method of accounting for the joint venture, recognizing Boeing’s proportionate share of the venture’s earnings in the Network & Space Systems segment.

The company previously disclosed that it is evaluating strategic alternatives for Connexion by Boeing®. It is possible that a decision could trigger a charge to earnings this year of up to $350 million. Were this to happen, the company would expect to realize lower annual operating expenses and higher earnings beginning in 2007 without its continued investment in this business.

Boeing’s research and development outlays are now forecast to be approximately $3 billion in 2006 and in 2007, reflecting higher investment in planned product development programs such as the 787, 747-8 and international tanker. Annual capital expenditures should be approximately $1.6 billion in 2006 and $1.5 billion in 2007.

The company’s non-cash pension expense is now expected to be approximately $800 million for 2006 and about $1 billion for 2007. Pension cash funding is expected to be approximately $500 million in each of those years, and the planned funding for 2006 was completed in the first quarter. The company will continue to evaluate making additional discretionary contributions to its pension plans.

Table 7. Financial Outlook

(Billions, except per share data)

	2006	2007
The Boeing Company
Revenues	$60 - $60.5	$64.5 - $65.5
Earnings Per Share (GAAP)	$2.40 - $2.55	$4.25 - $4.45
Operating Cash Flow[1]	> $5.5	> $5.5

Boeing Commercial Airplanes
Deliveries	~ 395	440 - 445
Revenues	~ $28	$30.5 - $31.5
Operating Margin	> 9%	> 10%

Integrated Defense Systems
Revenues
Precision Engagement & Mobility Systems	~ $14	Moderate Growth
Network & Space Systems	~ $11.5	Moderate Growth
Support Systems	~ $6	Moderate Growth

Total IDS Revenues	~ $31.5	2% - 5% Growth

Operating Margin
Precision Engagement & Mobility Systems	~ 10%	Low Double Digit
Network & Space Systems	~ 5.5%	High Single Digit
Support Systems	~ 14%	Low Double Digit

Total IDS Operating Margin	~ 9%	> 10.5%

Boeing Capital Corporation
Portfolio Size	Lower	Flat
Revenue	~ $0.9	~ $0.9
Return on Assets	> 1%	> 1%

Research & Development	~ $3	~ $3
Capital Expenditures	~ $1.6	~ $1.5

[1]	After forecast pension contributions of $0.5 billion in 2006 and $ 0.5 billion in 2007.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently. The following definitions are provided for free cash flow and adjusted IDS operating margins.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment, additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Adjusted IDS Operating Margins

Adjusted IDS Operating Margins is defined as IDS operating margins computed in accordance with generally accepted accounting principles excluding the charge for AEW&C performance. Management believes adjusted IDS operating margins are important to understanding the company’s on-going operations and provide additional insights into underlying business performance. Management derived the adjusted IDS operating margins by dividing GAAP IDS revenues into GAAP IDS operating margin adjusted for the $496 million charge. The calculation is (309 + 496) ÷ 7,774 = 10.4% for the quarter, and (1,126 + 496) ÷ 14,960 = 10.8% for the first half of the year.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements in this press release include, among others, statements regarding future results as a result of the company’s growth and productivity initiatives, its 2006 and 2007 financial outlook and the benefits of the new IDS structure. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The company’s actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; its successful execution of internal performance plans including its company-wide growth and productivity initiatives, production rate increases and decreases (including any reduction in or termination of an aircraft product), availability of raw materials, acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; ability to meet development, production and certification schedules for the 787 program; technical or quality issues in development programs or in the commercial satellite industry; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and the launch of the 787 program and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD) and funding of the C-17 program; the cyclical nature of some of its businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in the company’s SEC filings, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

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Cxxxx

Contact:

Investor	Relations: David Dohnalek or Rob Young (312) 544-2140
Communications: John	Dern or Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Six months ended June 30		Three months ended June 30
	2006	2005	2006	2005
Sales of products	$25,050	$22,538	$12,848	$12,053
Sales of services	4,200	4,827	2,138	2,631

Total revenues	29,250	27,365	14,986	14,684

Cost of products	(20,439)	(18,370)	(10,821)	(9,846)
Cost of services	(3,477)	(4,063)	(1,691)	(2,204)
Boeing Capital Corporation interest expense	(179)	(179)	(89)	(90)

Total costs and expenses	(24,095)	(22,612)	(12,601)	(12,140)

	5,155	4,753	2,385	2,544
Income from operating investments, net	53	44	33	28
General and administrative expense	(2,243)	(2,117)	(1,162)	(1,046)
Research and development expense	(1,487)	(1,083)	(739)	(591)
Gain/(loss) on dispositions, net	4	(92)	6	(117)
Settlement with U.S. Department of Justice, net of reserves	(571)		(571)

Earnings/(loss) from operations	911	1,505	(48)	818
Other income, net	192	65	106	81
Interest and debt expense	(136)	(171)	(67)	(84)

Earnings/(loss) before income taxes	967	1,399	(9)	815
Income tax expense	(435)	(314)	(151)	(244)

Net earnings/(loss) from continuing operations	532	1,085	(160)	571
Cumulative effect of accounting change, net of taxes $12		21
Net loss on disposal of discontinued operations, net of tax $(3)		(5)		(5)

Net earnings/(loss)	$532	$1,101	$(160)	$566

Basic earnings/(loss) per share from continuing operations	$0.70	$1.36	$(0.21)	$0.72
Cumulative effect of accounting change, net of taxes		0.03
Net loss on disposal of discontinued operations, net of taxes

Basic earnings/(loss) per share	$0.70	$1.39	$(0.21)	$0.72

Diluted earnings/(loss) per share from continuing operations	$0.69	$1.33	$(0.21)	$0.70
Cumulative effect of accounting change, net of taxes		0.03
Net loss on disposal of discontinued operations, net of taxes

Diluted earnings/(loss) per share	$0.69	$1.36	$(0.21)	$0.70

Cash dividends paid per share	$0.60	$0.50	$0.30	$0.25

Weighted average diluted shares (millions)	792.4	807.7	761.3	807.4

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	June 30 2006	December 31 2005
Assets
Cash and cash equivalents	$7,567	$5,412
Short-term investments	567	554
Accounts receivable, net	4,577	5,246
Current portion of customer financing, net	353	367
Deferred income taxes	2,545	2,449
Inventories, net of advances and progress billings	7,562	7,878

Total current assets	23,171	21,906
Customer financing, net	9,055	9,639
Property, plant and equipment, net of accumulated depreciation of $11,805 and $11,272	9,042	8,420
Goodwill	2,037	1,924
Prepaid pension expense	13,253	13,251
Other acquired intangibles, net	841	875
Deferred income taxes	161	140
Investments	2,743	2,852
Other assets, net of accumulated amortization of $240 and $204	966	989

	$61,269	$59,996

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$17,847	$16,513
Advances and billings in excess of related costs	10,268	9,868
Income taxes payable	743	556
Short-term debt and current portion of long-term debt	1,499	1,189

Total current liabilities	30,357	28,126
Deferred income taxes	2,315	2,067
Accrued retiree health care	6,058	5,989
Accrued pension plan liability	2,954	2,948
Other long-term liabilities	254	269
Long-term debt	8,962	9,538
Shareholders’ equity:
Common shares, par value $5.00 - 1,200,000,000 shares authorized;
Shares issued – 1,012,261,159 and 1,012,261,159	5,061	5,061
Additional paid in capital	4,564	4,371
Treasury shares, at cost – 213,455,054 and 212,090,978	(11,537)	(11,075)
Retained earnings	17,293	17,276
Accumulated other comprehensive loss	(1,729)	(1,778)
ShareValue Trust Shares – 39,894,840 and 39,593,463	(3,283)	(2,796)

Total shareholders’ equity	10,369	11,059

	$61,269	$59,996

The Boeing Company and Subsidiaries

Business Segment Data

(Unaudited)

(Dollars in millions)	Six months ended June 30		Three months ended June 30
	2006	2005	2006	2005
Sales and other operating revenues:
Commercial Airplanes	$14,166	$11,208	$7,113	$6,448
Integrated Defense Systems:
Precision Engagement and Mobility Systems	6,558	6,725	3,411	3,511
Network and Space Systems	5,699	6,332	2,947	3,110
Support Systems	2,703	2,353	1,416	1,183

Total Integrated Defense Systems	14,960	15,410	7,774	7,804
Boeing Capital Corporation	480	498	243	261
Other	158	532	71	466
Accounting differences/eliminations	(514)	(283)	(215)	(295)

Sales and other operating revenues:	$29,250	$27,365	$14,986	$14,684

Earnings from operations:
Commercial Airplanes	$1,422	$863	$719	$475
Integrated Defense Systems:
Precision Engagement and Mobility Systems	470	827	(5)	443
Network and Space Systems	261	496	109	200
Support Systems	395	348	205	178

Total Integrated Defense Systems	1,126	1,671	309	821
Boeing Capital Corporation	132	164	62	120
Other	(151)	(185)	(90)	(110)
Unallocated expense	(1,047)	(1,008)	(477)	(488)
Settlement with U.S. Department of Justice, net of reserves	(571)		(571)

Earnings/(loss) from operations:	911	1,505	(48)	818
Other income, net	192	65	106	81
Interest and debt expense	(136)	(171)	(67)	(84)

Earnings/(loss) before income taxes	967	1,399	(9)	815
Income tax (expense)/benefit	(435)	(314)	(151)	(244)

Net earnings/(loss) from continuing operations	532	1,085	(160)	571
Cumulative effect of accounting change, net of taxes $12		21
Net loss on disposal of discontinued operations, net of tax $(3)		(5)		(5)

Net earnings/(loss)	$532	$1,101	$(160)	$566

Research and development expense:
Commercial Airplanes	$1,056	$634	$526	$343
Integrated Defense Systems:
Precision Engagement and Mobility Systems	207	210	101	116
Network and Space Systems	157	174	80	96
Support Systems	42	39	19	21

Total Integrated Defense Systems	406	423	200	233
Other	25	26	13	15

Total research and development expense	$1,487	$1,083	$739	$591

	Six months ended June 30		Three months ended June 30
Unallocated expense	2006	2005	2006	2005
Share-based plans expense	$(452)	$(529)	$(250)	$(250)
Deferred compensation expense	(147)	(104)	(38)	(47)
Pension	(180)	(196)	(78)	(64)
Post-retirement	(29)	(61)	(13)	(30)
Capitalized interest	(23)	(30)	(4)	(15)
Other	(216)	(88)	(94)	(82)

Total	$(1,047)	$(1,008)	$(477)	$(488)

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in millions)	Six months ended June 30	Six months ended June 30
	2006	2005
Cash flows - operating activities:
Net earnings	$532	$1,101
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items:
Share-based plans expense	452	529
Depreciation	714	711
Amortization of other acquired intangibles	40	47
Amortization of debt discount/premium and issuance costs	10	13
Pension expense	317	378
Investment/asset impairment charges, net	19	44
Customer financing valuation provision	2	14
Loss/(gain) on disposal of discontinued operations, net		(3)
Loss/(gain) on dispositions, net	(4)	92
Other charges and credits, net	76	124
Excess tax benefits from share-based payment arrangements	(118)	(46)
Changes in assets and liabilities –
Accounts receivable	621	(510)
Inventories, net of advances and progress billings	678	454
Accounts payable and other liabilities	549	699
Advances in excess of related costs	338	505
Income taxes receivable, payable and deferred	396	318
Deferred lease income	(16)	(426)
Prepaid pension expense	(506)	(460)
Other acquired intangibles, net	(16)	(11)
Accrued retiree health care	69	46
Customer financing, net	398	504
Other	(53)	(32)

Net cash provided by operating activities	4,498	4,091

Cash flows - investing activities:
Discontinued operations customer financing, reductions		1
Property, plant and equipment, additions	(745)	(787)
Property, plant and equipment, reductions	23	19
Acquisitions, net of cash acquired	(111)
Proceeds from dispositions of discontinued operations		13
Proceeds from dispositions	108	1,014
Contributions to investments	(1,047)	(1,430)
Proceeds from investments	1,126	1,336

Net cash (used)/provided by investing activities	(646)	166

Cash flows - financing activities:
New borrowings	1
Debt repayments	(627)	(1,160)
Stock options exercised	203	169
Excess tax benefits from share-based payment arrangements	118	46
Common shares repurchased	(929)	(1,140)
Dividends paid	(481)	(415)

Net cash used by financing activities	(1,715)	(2,500)

Effect of exchange rate changes on cash and cash equivalents	18

Net increase in cash and cash equivalents	2,155	1,757
Cash and cash equivalents at beginning of year	5,412	3,204

Cash and cash equivalents at end of period	$7,567	$4,961

Non-cash investing and financing activities:
Capital lease obligations incurred	$356

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Six months ended June 30				Three months ended June 30
Commercial Airplanes	2006		2005		2006		2005
717	5	(3)	6	(2)	3	(1)	3	(1)
737 Next-Generation	142		113		70		59
747	8		7		4		4
757			2				1
767	6		5		3		4
777	34		22		17		14

Total	195		155		97		85

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems
Precision Engagement and Mobility Systems
Chinook International New Builds
Apache (New Builds)	14		5		5
F/A-18E/F	21		21		11		11
T-45TS	7		5		3		3
F-15			2				2
C-17	8		9		4		5
C-40	1		2		1		1

Network and Space Systems

Delta II	1		2		1		1
Delta IV	2				2
Commercial and Civil Satellites	1		3		1		2
Military Satellites

Contractual backlog (Dollars in billions)	June 30 2006	March 31 2006	December 31 2005
Commercial Airplanes	$141.7	$131.5	$124.1
Integrated Defense Systems:
Precision Engagement and Mobility Systems	22.7	25.2	21.8
Network and Space Systems	7.8	8.8	6.3
Support Systems	8.3	8.3	8.4

Total Integrated Defense Systems	38.8	42.3	36.5

Total contractual backlog	$180.5	$173.8	$160.6

Unobligated backlog	$39.5	$38.8	$44.6

Total backlog	$220.0	$212.6	$205.2

Workforce	154,300	154,000	153,000